EXHIBIT INDEX

Exhibit No.       Description
-----------       --------------------------------------------------------------
    99            Press  release  of  Washington   Trust  Bancorp,  Inc.  issued
                  August 25, 1999.

Contact:          John C. Warren, Chairman
                  and Chief Executive Officer
Telephone:        401-348-1200
Date:             August 25, 1999

FOR IMMEDIATE RELEASE

                Washington Trust Completes Pier Bank Acquisition
                 Increases Market Share in Southern Rhode Island

Westerly,  Rhode Island ...  Washington  Trust Bancorp,  Inc.  (Nasdaq  National
Market: WASH) today completed its acquisition of Pier Bank, a Rhode Island-chartered community bank headquartered in South Kingstown, RI. The acquisition is part of Washington Trust's strategy to expand its consumer and commercial banking presence in Rhode Island. Effective at the close of business today, Pier Bank's two branches, in South Kingstown and Narragansett, Rhode Island, will operate under "The Washington Trust Company" name. Conversion of of customer deposit and loans accounts will take place on September 24, 1999.

John C. Warren, Washington Trust Chairman and Chief Executive Officer stated, "The acquisition is beneficial to Pier Bank customers and the local community. It provides customers with more convenient access to full service banking, including trust and investment management services." As a result of the acquisition, Washington Trust had pro forma assets at June 30, 1999 of $1.077 billion, deposits of $653 million and loans of $527 million. The combined institutions have 14 branch offices, including 3 supermarket branches, and 25 ATMs.

Warren also announced that Joseph E. LaPlume, former Pier Bank President and CEO, will assume the position of Senior Vice President and Regional Manager, with responsibility for Washington Trust's Narragansett, Wakefield, Bonnet Shores, Charlestown and Richmond branch offices.



                                 - M O R E -


Washington Trust/ Page Two
August 25, 1999

Under terms of the agreement, Pier Bank stockholders automatically become stockholders of Washington Trust Bancorp, Inc. upon exchange of Pier Bank shares. Washington Trust will exchange .468 shares of its common stock for each share of common stock held by a Pier Bank stockholder. In addition, Pier Bank stockholders entitled to a fraction of a share of Washington Trust common stock will be paid an amount of cash equal to the product of such fraction and $16.5458, subject to applicable withholding taxes.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island-chartered bank founded in 1800. The Bank offers a full range of financial services, including trust and investment management, through its offices in southern Rhode Island and southeastern Connecticut. Washington Trust's common stock trades on The Nasdaq Stock Market(R) under the symbol WASH. Stockholder information is available on the Corporation's web site at www.washtrust.com.

                                    # # #

This release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in interest rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in the size and nature of the Corporation's competition, changes in loan default and charge-off rates, and changes in the assumptions used in making such forward-looking statements.